UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 15, 2015

PATHFINDER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Maryland	001-36695	38-3941859
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

214 West First Street, Oswego, NY	13126
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:                                                                                     (315) 343-0057

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

On October 15, 2015, Pathfinder Bancorp, Inc. (the “Company”) received a loan for $10.0 million in the form of subordinated debt pursuant to the Subordinated Loan Agreement (the “Loan Agreement”) entered into with Community Funding CLO, Ltd. (the “Lender”) on September 30, 2015. The Loan Agreement provides that the loan will bear interest at a fixed annual rate of 6.25% and is scheduled to mature on October 1, 2025. For the period beginning immediately after October 15, 2015, through but not including, March 1, 2016, the Lender will rebate an amount equal to 2.75% per annum to the Company, resulting in a net interest rate of 3.50% per annum to be paid by the Company during such period. The Company will pay interest quarterly in arrears during the term of the loan. The loan will be an unsecured and subordinated obligation of the Company and will rank junior in right of payment to any senior indebtedness and obligations to general and secured creditors. Subject to limited exceptions, the Company cannot repay the loan until after October 15, 2020.

The Company intends to use a portion of the proceeds of the loan, along with other capital, to redeem all or a portion of the outstanding 13,000 shares of its Series A Preferred Stock by the end of 2015, subject to the approval of the Federal Reserve Bank of New York. The 13,000 shares of Series A Preferred Stock was issued to the Secretary of the Treasury as part of the Company’s participation in the Small Business Lending Fund.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATHFINDER BANCORP, INC.
DATE: October 19, 2015	By:	/s/ Thomas W. Schneider

Thomas W. Schneider
President and Chief Executive Officer